Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

CERUS CORPORATION REPORTS SECOND QUARTER 2011 RESULTS

CONCORD, CA, July 28, 2011 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2011.

“Our Q2 results demonstrate continuing execution toward our guidance of 20% total revenue growth for 2011. We also recently engaged new distributors in Israel, South Africa, Mexico and Brazil to strengthen our foundation for future growth,” said William “Obi” Greenman, president and chief executive officer of Cerus Corporation. “Further, we’re finalizing preparations for our European Phase 3 red cell trial and preparing for FDA discussions this fall regarding all three INTERCEPT programs.”

Revenue for the second quarter of 2011 was $6.8 million, up from $5.9 million recognized during the second quarter of 2010. Total revenue for the first six months of 2011 was $13.4 million, up from $11.7 million recognized during the first six months of 2010. The increase in revenue in 2011 from 2010 was due to growth from product sales of the INTERCEPT Blood System. Product revenue for the INTERCEPT Blood System was $6.8 million during the second quarter of 2011, representing an increase of $1.1 million, or 19%, from $5.7 million during the second quarter of 2010. Product revenue for the first six months of 2011 was $12.9 million, up from $11.2 million during the first six months of 2010. There was no government grant revenue recognized during the second quarter of 2011 compared to $0.2 million recognized during the same period in 2010. Government grant revenue for the first six months of 2011 was $0.4 million, down slightly from $0.5 million in government grant revenue recognized during the first six months of 2010.

Gross margins for the second quarter of 2011 were 41% compared to gross margins of 51% for the second quarter of 2010. Gross margins for the first six months of 2011 were 44% compared to 48% for the same period in 2010. The decline in 2011 gross margins is attributable to the mix of products sold over the two periods, lower per-unit costs of the INTERCEPT Blood System product sold in 2010 compared to 2011 and the absence of government grant revenue during the second quarter of 2011 compared to the same period in 2010.

Total operating expenses for the second quarter of 2011 were $8.3 million, compared to $6.7 million for the same period in 2010. Operating expenses for the first six months of 2011 were $15.6 million, compared to $13.5 million during the same period in 2010. The increase in operating expenses was primarily due to increased research and development costs associated with the INTERCEPT Blood System for red blood cells incurred throughout the first half of 2011 compared to the same period in 2010, and to increased selling, general and administrative costs.

Net loss for the second quarter of 2011 was $6.3 million, or $0.13 per share, compared to a net loss of $5.6 million, or $0.14 per share, for the second quarter of 2010. Net loss for the first six months of 2011 was $11.3 million, or $0.24 per share, compared to a net loss of $10.8 million, or $0.28 per share, for the same period in 2010.

At June 30, 2011, the Company had cash, cash equivalents and short-term investments of $17.8 million, down from $30.0 million at December 31, 2010 and $24.4 million at March 31, 2011. Throughout the first half of 2011, the Company made significant investments in inventory to meet future customer demand. The Company continues to maintain the availability of an additional $5 million under its growth capital credit facility which may be drawn down at the Company’s option before September 30, 2011.

RECENT HIGHLIGHTS:

•	Product sales grew by 19% from Q2 2010 levels;

•	Entered distribution agreement with Ilex Biotech Ltd. for Israel and South Africa;

•	Entered distribution agreement with Grifols S.A. for Mexico;

•	Entered distribution agreement with with Comércio Exportação e Importação de Materiais Médicos Ltda (CEI) for Brazil.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the Cerus website, or by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering conference ID number 45246093. The replay will be available approximately three hours after the call through August 10, 2011.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including Cerus’ expectations regarding the expansion of Cerus’ business, planned clinical trials, the availability of additional capital and approval of Cerus’ products in the United States. Because Cerus’ forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the risks and uncertainties disclosed from time to time in reports filed by Cerus with the SEC, including most recently Cerus’ Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 6, 2011. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Product revenue	$6,753	$5,690	$12,936	$11,190
Government grant and cooperative agreements	—	245	436	467

Total Revenue	6,753	5,935	13,372	11,657

Cost of product revenue	3,978	2,934	7,423	6,092

Gross profit	2,775	3,001	5,949	5,565

Operating expenses
Research and development	1,994	1,244	3,802	2,494
Selling, general and administrative	6,207	5,304	11,735	10,574
Acquisition-related costs, net	—	132	—	383
Amortization of intangible assets	51	—	101	—

Total operating expenses	8,252	6,680	15,638	13,451

Loss from operations	(5,477)	(3,679)	(9,689)	(7,886)
Other expense, net	(836)	(1,880)	(1,634)	(2,946)

Net loss	$(6,313)	$(5,559)	$(11,323)	$(10,832)

Net loss per common share – basic and diluted	$(0.13)	$(0.14)	$(0.24)	$(0.28)

Weighted average common shares outstanding used for basic and diluted loss per share	47,620	38,940	47,530	38,880

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
Cash, cash equivalents, and short-term investments	$17,780	$30,009
Accounts receivable and other current assets	5,284	5,789
Inventories	9,968	5,957
Property and equipment, net	2,141	2,390
Intangible assets and goodwill	3,165	3,266
Other assets	762	756

Total assets	$39,100	$48,167

Accounts payable and accrued liabilities	$10,027	9,243
Deferred revenue	123	248
Long-term debt, current	1,876	1,747
Warrant liability	10,082	8,465
Long-term debt, non-current	2,159	3,131
Other long-term liabilities	1,588	1,601

Total liabilities	25,855	24,435
Stockholders’ equity	13,245	23,732

Total liabilities and stockholders’ equity	$39,100	$48,167